Exhibit 5.1

October 30, 2018

CollPlant Holdings Ltd.

3 Sapir Street, Weizmann Science Park

Ness-Ziona 74140

Israel

Ladies and Gentlemen:

We have acted as Israeli counsel to CollPlant Holdings Ltd., (the “Company”), an Israeli company, in connection with the issuance and sale of (i) 10,981,482 ordinary shares of the Company, NIS 0.03 par value per share (each, an “Ordinary Share”) represented by 219,630 American Depositary Shares (“ADSs”) issuable upon exercise of pre-paid warrants and (ii) 49,607,407 ordinary shares represented by 992,149 ADSs issuable upon exercise of a warrant (such warrant, together with the pre-paid warrants referred to in clause (i), collectively referred to as the “Securities”) issued to Alpha Capital Ansalt (“Alpha”) pursuant to the terms of a securities purchase agreement dated September 6, 2017 (the “Securities Purchase Agreement”) by and between the Company and Alpha. All terms capitalized but not defined here shall have the meanings ascribed to those terms in the Securities Purchase Agreement. The ordinary shares are to be issued pursuant to a registration statement on Form F-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and the related prospectus which forms a part of and is included in the Registration Statement (the “Prospectus”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Company’s Amended and Restated Articles of Association, and such statutes, regulations, corporate records, documents, certificates and such other instruments that we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the corporate records, documents, certificates and instruments we have reviewed; (iv) the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof; and (v) the legal capacity of all natural persons.

We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of the State of Israel and have not, for the purpose of giving this opinion, made any investigation of the laws of any jurisdiction other than the State of Israel.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 60,588,889 ordinary shares underlying the Securities issued to Alpha, as described in the Registration Statement and the Prospectus, have been duly authorized, and upon exercise of the Securities and payment of the exercise price, if applicable, in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever it appears in the Registration Statement. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Gross, Kleinhendler, Hodak, Halevy, Greenberg, Shenhav & Co.
Gross, Kleinhendler, Hodak, Halevy, Greenberg, Shenhav & Co.